Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Unitholders and Board of Trustees

Elfun Funds:

We consent to the use of our report dated February 24, 2016, with respect to the financial statements of Elfun International Equity Fund, Elfun Trusts, Elfun Diversified Fund, Elfun Tax-Exempt Income Fund, Elfun Income Fund, and Elfun Government Money Market Fund, each a series of Elfun Funds, incorporated herein by reference, and to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, MA

April 28, 2016